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                                  EXHIBIT 99.1

                           [GIGA-TRONICS LETTERHEAD]


NEWS RELEASE
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For Release on December 10, 1997               Contact: George H. Bruns, Jr.
                                               Chairman/Chief Executive Officer
                                               Phone: (510) 328-4655


               Giga-tronics Finalizes Acquisition of Ultracision

San Ramon, California - Giga-tronics Incorporated (NASDAQ-GIGA) announced today that it had completed its acquisition of Ultracision, Inc. of Santa Clara, California effective December 2, 1997. 517,000 shares of Giga-tronics stock were exchanged for all of the outstanding shares of Ultracision stock, a transaction that is intended to be accounted for using the "pooling of interests" method of accounting.

     Ultracision serves the semiconductor industry as a developer and a manufacturer of robotic equipment for the handling and inspection of silicon wafers and hard drive media. The company additionally produces a line of probers for the testing and inspection of silicon devices. Sales, as reported for the fiscal year ended March 31, 1997, were $5,653,000.

     Ultracision will function as a wholly owned subsidiary of Giga-tronics. Its present management, including Gordon Hampton as President, will remain in place.

     This is Giga-tronics second strategic move into the semiconductor equipment market, following the acquisition of Viking Semiconductor Equipment, Inc. last June.

     Giga-tronics designs, manufactures and markets an extensive line of instruments and automatic test systems with broad application in wireless communications, including cellular telephone, satellite transmission, aircraft navigation, and electronic defense.

     Headquartered in San Ramon, California, Giga-tronics is a publicly held company, traded over the counter on NASDAQ National Market Systems under the symbol "GIGA".